EXHIBIT 99
LETTER OF THE CERTIFIED PUBLIC ACCOUNT FOR THE
CITIZENS FIRST SAVINGS BANK 401(k) PLAN
June 30, 2008
Citizens First Savings Bank 401(k) Plan
c/o Citizens First Savings Bank, Plan Trustee
525 Water Street
Port Huron, Michigan 48060
Dear Representative:
We were unable to complete our audit and issue our report on the Citizens First Savings Bank 401(k) Plan financial statements for the year ended December 31, 2007, because we have not received in a timely manner certain information from the third party record keeper for the Citizens First Savings Bank 401(k) Plan.

Very Truly Yours,
/s/ Austin Lashbrook & Associates, P.C.
Certified Public Accountants